EXHIBIT 3.29

CERTIFICATE OF FORMATION

OF

ICG HAZARD LAND, LLC

This Certificate of Formation of ICG Hazard Land, LLC (the “Company”) has been duly executed and is being duly filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act, as amended from time to time.

FIRST: The name of the limited liability company is ICG Hazard Land, LLC.

SECOND: The name and address of the registered office of the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808.

THIRD: The name and address of the registered agent for service of process on the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808.

IN WITNESS WHEREOF, the undersigned, being an authorized individual of the Company, has duly executed this Certificate of Formation as of this 29th day of September, 2004.

/s/ Wendy L. Teramoto
Wendy L. Teramoto
Authorized Person